Exhibit 99.1

IR Contact: 206.388.5788	CONTACT:	Charles F. Willis
Chief Executive Officer
(415) 408-4700
NEWS RELEASE

Gérard Laviec Retires from Willis Lease Board of Directors

NOVATO, CA — May 31 2013 — Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today announced Gérard Laviec, age 73, former President and Chief Executive Officer of CFM International, is retiring from the Willis Board after eleven years of service.

“We have benefitted tremendously from Gérard’s contacts and expertise over the past decade,” said Charles F. Willis, Chairman and Chief Executive Officer.  “Gérard was a valued board member and his advice and oversight contributed greatly to our success.  It has been a pleasure working with Gérard over the years and we will miss his expertise.”

“I have enjoyed working with the directors and managers at Willis Lease.  Over the past decade, the company’s engine leasing portfolio has more than doubled and it has accomplished a number of ground-breaking transactions, including award-winning financial transactions in the securitization market,” said Laviec.

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Note:  Transmitted on Business Wire on May 31, 2013 at 3:14 p.m. PDT.